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                                                                    Exhibit 99.1

PRESS RELEASE

SOURCE: AAI International, Inc.

AAI ANNOUNCES SUCCESSFUL COMPLETION OF PRELIMINARY CLINICAL STUDIES FOR OSMOTICALLY-DELIVERED FORMULATIONS OF FEXOFENADINE AND PSEUDOEPHEDRINE;

POSITIVE RESULTS MAY PROLONG NEGOTIATIONS WHILE AAI SEEKS HIGHER VALUE

WILMINGTON, N.C., Sept. 27 /PRNewswire/ -- AAI International, Inc. (Nasdaq: AAII
- news) today announced the successful completion of early phase, in vivo, human studies for a unique once-a-day combination of fexofenadine and pseudoephedrine for allergic seasonal rhinitis. Fexofenadine is an active ingredient in leading products for this indication. This new preparation, protected by a patent available through the recently announced partnership between AAI and Osmotica Corporation, is the result of a rapid development program initiated at the expense of the partnership.

         On-going licensing negotiations, expected to be concluded in the third quarter, may now extend beyond the end of the quarter. The impact of prolonging these negotiations, should it occur, will result in a $1 to $2 million shortfall in third quarter's revenues and earnings. However, AAI is reevaluating its licensing strategy and price for the product in light of the new clinical data and the additional time which the delay has provided.

         Dr. Fred Sancilio, Chairman and Chief Executive Officer of AAI, noted, "When this development program started, we did not anticipate bearing the costs associated with the clinical studies. We assumed that our licensing partner would bear that risk, and we therefore adjusted the price of the product license accordingly. At this point, risk associated with this development program has been substantially reduced, and the new price will reflect that new risk-profile. In fact, beyond the current negotiations, we are going to use this clinical data to demonstrate the power of this new technology. We are already evaluating a similar product development project using another popular medication currently marketed for the same indication."

         Dr. Sancilio also said that, "While the potential for significant long-term revenues exist from our product development and licensing activities, we have frequently discussed the volatility of the royalties and fees associated with the program. In this business, we expense R&D costs as they are incurred but record revenues only according to milestone achievements noted in a signed contract. However, I feel comfortable that revenues can exceed those generated in the third quarter of 1999, even if this particular contract is delayed." Mr. William Underwood, Executive Vice President of Corporate Development for AAI, further noted, "We are very pleased with the faster than expected progress of the development of this new combination product, using the technologies, expertise and capacity that we have available through our recent partnership with Osmotica. This clinical proof of our ability to combine two very different medications, with different delivery profiles, in a single pharmaceutically elegant dosage form is an important scientific accomplishment."

         "However," Underwood continued, "although the scientific progress is very gratifying, I am disappointed that our commercialization discussions on this product with our initial customer have not kept pace with the technical and scientific progress. In fact, it has taken longer to negotiate the license than to develop the product itself."

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         "Now that the technology has been proven in vivo, AAI is eager to complete negotiations with a pharmaceutical partner on a full-value basis. In the meantime, AAI's research and development program in allergic seasonal rhinitis using various combination product formulations continues with the next clinical study scheduled to be completed in mid-October," concluded Dr. Sancilio.

About AAI

         AAI is a specialty pharmaceutical and product development company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, AAI has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create quality health care products. The company has earned a reputation for solving complex pharmaceutical challenges utilizing analytical testing and formulations development techniques, as well as validation and regulatory affairs support services. Its stock is listed on Nasdaq (AAII). For more information about AAI, visit the company's website at http://www.aaiintl.com.

Forward-Looking Statements

         Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934, including statements made in the second paragraph with respect to patent protection for the described combination product, in the third paragraph concerning the potential for delay (and resulting impact on revenues and earnings) associated with the described negotiations, and statements by Dr. Fred Sancilio in the fourth, fifth and eighth paragraphs concerning further development risk, pricing of the product license, AAI's anticipated third quarter financial results, and on-going research and development and commercialization negotiations. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company's ability to successfully complete development of product solutions using osmotic and other drug delivery systems and successfully enter into profitable commercialization contracts on a full-value basis with its customers. Additional factors that may cause the actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2000 and August 14, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.

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